Inuvo, Inc.
Fourth Quarter & Year End 2014 Conference Call
February 5th, 2015

Alan Sheinwald:

Thank you, Operator, and good afternoon.  I'd like to thank everyone for joining us today for the Inuvo Fourth Quarter and Full Year 2014 Shareholder Update Conference Call.   Mr. Richard Howe, Chief Executive Officer and Mr. Wally Ruiz, Chief Financial Officer of Inuvo will be your presenters on the call today.

Before we begin, I am going to review the Company's Safe Harbor statement.  The statements in this conference call that are not descriptions of historical facts are forward-looking statements relating to future events, and, as such, all forward-looking statements are made pursuant to the Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks and uncertainties and actual results may differ materially.  When used in this call the words: anticipate, could, enable, estimate, intend, expect, believe, potential, will, should, project, and similar expressions as they relate to Inuvo, Inc. are as such a forward-looking statement.  Investors are cautioned that all forward-looking statements involve risks and uncertainties which may cause actual results to differ from those anticipated by Inuvo at this time.  In addition, other risks are more fully described in Inuvo's public filings with the U.S. Securities and Exchange Commission, which can be reviewed at www.sec.gov.

With that out of the way, I'd now like to congratulate management on another successful quarter and introduce Mr. Richard Howe, CEO of Inuvo.  Rich, the floor is yours.

Richard Howe Comments: Thank you Alan, and thanks everyone for joining us today.

We are very pleased to be announcing strong quarterly and full year results. Revenue in the 4th Quarter was $15.5 million, up 36% from $11.4 million in the fourth quarter of 2013 and up 19% sequentially from $13 million in the third quarter of 2014.

Gross margins in the 4th Quarter experienced healthy growth reaching 60% as compared to 46% last year and Net Income on a GAAP basis in the Quarter was $645 thousand dollars or 3 cents a share, versus a loss of $253 thousand dollars a year ago.

For the full year, Revenue was $49.6 million, having steadily grown at a 15% compounded quarterly growth rate throughout the year starting with $10.1 million in Q1 and ending with $15.5 million in Q4. Gross margin for the year was 59%, and Net Income on a GAAP basis for the year was $2.1 million or 9 cents per share, the best we’ve ever delivered.

Wally Ruiz, our CFO, will be sharing additional details about our financial performance shortly, but the bottom line is we’ve had a terrific year on every front, both financially and operationally.

Let me share some of our successes with you for each segment of the business starting with the Owned and Operated segment. This segment is now almost exclusively our digital publishing business as Toolbar revenues are no longer material to our results.

The websites and apps contribution to this segments growth has been nothing short of remarkable. A business that effectively did not exist less then 24 months ago delivered almost $22 million dollars in profitable Revenue in 2014, $7.7 million of which was in the 4th Quarter.

During the 4th quarter, we continued to build off the numerous site enhancements we had been making throughout the year, including the new mobile inspired ALOT websites.

With an audience that numbers over 3 million uniques per month, our attention has been concentrated on increasing the amount of time those users engage with us and to find new ways to encourage repeat visits to the sites.

One of the ways we track our improvement in this regard is through the measurement of the amount of time users spend on the sites. In the 4th Quarter, that metric was up 43% for the

Living site, 20% for the Health site, and 15% for the Travel site. Generally, across all the sites, visitors were viewing more pages, staying longer and returning more often.

Additionally, we’ve also had a goal to increase organic visits to our sites and we have seen an increase in visitation direct from major search engine listings. During the 4th Quarter, organic traffic to the Careers site was up 800%, the Living site was up 100% and the Health site up 50%.

Complimenting these organic traffic improvements, our social media presence has expanded as well. Our ALOT Facebook page experienced a 25% improvement in likes in the quarter and the number of article shares from site visitors improved by more than 100%.

Content, or more specifically the quality of content remains a top priority for this business. We produced, edited and posted over 4,000 new articles in 2014 and as we have mentioned on past calls, we launched 3 new verticals. We have an extremely capable team within this segment that numbers 20 writers and editors, both full and part time.

Content can come in many forms, so in addition to the more traditional written articles, we are developing new types of content – these have included informative graphics, slideshows and short answer formats, designed in a Q and A like style. We believe this will be a key growth driver in 2015, and we will continue to expand these content choices for users, building in polls, quizzes, commenting and video.

Our Partner segment had an equally successful year, having, as you will recall exited 2013 with a revised strategy that focused on quality and innovation.

This segment of our business is best described as an ad-technology service we offer to digital publishers and mobile app owners. Our Owned & Operated segment, for example, is one of many such publishing and app clients for this segment.

Now while revenue year-over-year in the 4th quarter was about flat in the Partner segment, the quality of our deliverable to advertisers has continued to be the very best we’ve ever measured.

We protect our network with various proprietary and patented technologies that have been key to this improvement in quality and we expect to continue to evolve these technologies as the marketplace changes.

We experienced a 14% increase in the number of clicked ads we get paid for between the first and second half of 2014 and about a 25% increase in the revenue generated per click over that same period, the latter a good indication of the benefits of improving quality.

Sequentially, the Network saw strong growth within the year going from $5.5 million in Q1 to $7.6 million in Q4.

The number of Partners we have continues to grow and we have had success in 2014 with a strategy focused on growing existing relationships, where quality was already strong.

We’ve continued to make investments in this segment of our business and will continue to do so through 2015. Our objective here remains to develop ad-units within the ecosystem of our Owned and Operated web and mobile properties and once optimized for performance, to commercialize those ad-units for distribution out to new and existing partners.

We already have numerous Partners who have signed up based on this model and as we continue to develop more ad-unit choices for publishing partners, we expect those numbers to blossom.

An important growth driver for Inuvo in 2015 is a new, innovative product line made up of these ad-units that we will Brand as Searchlinks. These new ad-units will allow us to target a much larger universe of Publishers and while we are implementing new Partners all the time, we expect a broader release for this product line in early Q2.

The development required here is very technical, with software needed for signup, for reporting and for continuous optimization of these ad-units. In addition to the financial benefits of this new product line, the implementation demands a closer tie between Inuvo and the publisher for delivery, which should make it harder for competitors to displace us.

Now, I’d like to just touch on a few other successes.

You will recall that we entered 2014 with about 15% of overall revenue generated from mobile sources. That 15% climbed to about 19% at the end of Q1, to 34% at the end of Q2 and grew to close to 50% of revenue throughout the 2nd half of the year.

This represents a significant and positive shift for Inuvo and the go forward message is that Mobile will continue to be an important component of our future growth plans.

Further, we just announced this week that we had renewed our Google agreement and as was stated in the press release, the new contract does support our long-term strategic plans. Our Yahoo agreement doesn’t renew until 2016, however, we routinely include various amendments throughout the term.

With that, I’d like to turn the call over the Wally.

Wally Ruiz Comments:

Thank you Rich and good afternoon everyone.

We are reporting today another consecutive quarter of revenue growth, and as Rich mentioned, we have grown15% quarter-over-quarter throughout 2014. Throughout my presentation, when I refer to the current year, I am referring to 2014 and when I refer to last year or the prior year, I am referring to 2013.

Inuvo reported revenue of $15.5 million in the fourth quarter of 2014 compared to $11.4 million in the fourth quarter of last year, a 36% increase; $7.6 million came from the Partner Network and $7.9 million from the Owned and Operated Network. For the full year 2014, Inuvo reported revenue of $49.6 million compared to $55 million in 2013.

The Partner Network which delivers advertisements to our partner’s websites and applications, reported $7.6 million in the fourth quarter of this year, seven-tenths of a percent lower than the same quarter last year. For the full year 2014, the Partner Network reported revenue of $25.7 million compared to $35.9 million in 2013.

The lower revenue in the Partner Network in 2014 compared to the same periods in 2013 is due largely to the program we initiated in the fourth quarter of 2013 that was designed to improve overall traffic quality through the deployment of technology and the enforcement of our policies related to the use of our technology on publisher’s pages or apps. The result of these changes was a lower click volume compared to the prior year but higher quality of traffic delivered to our customer and a higher RPC (or revenue per click) for ourselves. The Partner Network revenue in the fourth quarter of 2014 would have exceeded the prior year, but for a decision made this year to implement a sales allowance policy to address any advertiser adjustments that may occur from time to time. The company has not had any material adjustments in this regard since the new program was initiated.

The Owned & Operated Network which is made up of a collection of websites and apps we own and where income is derived from advertisements, represented 51% of the company’s total revenue in the current year quarter. The Owned & Operated Network reported $7.9 million of revenue in the fourth quarter of 2014, a 109% increase over the same quarter last year. For the full year 2014, the Owned & Operated Network reported $23.9 million of revenue, a 25% increase over the prior year. The increases in this business segment are in spite of our announcement in early 2014 to transition from a product that represented a third of this segment’s revenue in 2013. The AppBar revenue in the fourth quarter of this year was less than a quarter-million dollars, compared to $1.2 million in the same quarter last year. Though we had expected the revenue from the Appbar to have completely ended in 2014, and though we no longer support it, it appears its revenue will trickle into 2015.

Gross profit in the fourth quarter of 2014 was $9.3 million compared to $5.3 million last year, a 77% improvement. For the full year 2014, gross profit was $29.2 million compared to $26.2 million last year. The reason for the improved margins in both periods this year is due to the better margins of the Owned and Operated Network and second, as previously mentioned, to the changes in the Partner Network that improved traffic quality and higher RPCs.

Partner Network gross profit in the fourth quarter of 2014 was approximately $1.4 million compared to $1.6 million last year. The lower gross profit in this year’s quarter was primarily due to the accrual of a sales allowance. For the full year 2014, Partner Network gross profit was approximately $5.5 million compared to $8.0 million last year. The lower gross profit in the year was primarily due to lower overall revenue and the accrual of a sales allowance.

Gross Profit in the Owned & Operated segment in the fourth quarter of 2014 was $7.9 million compared to $3.7 million last year and for the full year 2014, gross profit was approximately $23.7 million compared to $18.2 million last year. The higher gross profit in both of this year’s periods compared to last year is due to higher revenue.

Operating expense, which is comprised of Marketing costs, Compensation expense and Selling, general & administration expense was $8.4 million in the fourth quarter of 2014 compared to $5.6 million in the same quarter last year. In the full year 2014, operating expense was approximately $26.7 million compared to $26.2 million last year.

Marketing costs are the primary costs associated with the Owned & Operated Network where dollars are spent in an effort to build an audience for the various sites and apps we own. Marketing costs were $5.9 million in the fourth quarter of 2014, an increase of $2.1 million from the same quarter in the prior year. For the full year 2014, marketing costs were $17.5 million compared to $14.4 million last year. The higher marketing costs are related to the higher investment level required to promote and create awareness of the aLOT sites and applications.

Compensation expense increased by $104 thousand in the fourth quarter of 2014 from the same quarter in the prior year. The higher expense in the current quarter is primarily due to higher stock compensation expense. For the full year 2014, compensation expense was approximately $4.8 million compared to $6.0 million last year. The lower expense in the current year is primarily due a 20% lower payroll. S, G & A or Selling, general & administration expense was $1.2 million in the fourth quarter of 2014 compared to $500 thousand in the same quarter in the prior year. The increase in the current quarter S, G & A expense is due primarily to favorable adjustments made last year to accrued franchise taxes and bad debt reserve. S, G&A expense for the full year 2014 was $4.4 million compared to $5.8 million last year. The lower expense this year was due to a 36% lower depreciation and amortization expense associated with the closing last year of offices and data centers in New York and Florida; and 68% lower facilities expense due to the move to Arkansas.

Our goal for 2015 is to accelerate growth. We have engineered our marketing campaigns to focus on the expansion of our owned and operated websites and applications; marketing costs will increase to support this expansion and the resultant revenue growth. Compensation expense will increase as we step up hiring, particularly technical personnel. The hiring will be commensurate with our revenue growth. We expect S, G & A expense to remain relatively flat.

Net interest expense was $65 thousand in the fourth quarter of 2014, $20,000 less than last year’s fourth quarter expense. For the full year 2014, interest expense was $351,000 compared to $$357,000 in 2013. This year’s lower expense is due to lower loan balances and the renegotiation of our line of credit and term debt which became effective on October 1st.

In spite of reporting a net income and generating a taxable income in 2014, there was no income tax expense for 2014 due to net operating loss carry forwards.

The net loss from discontinued operations was $108 thousand in the fourth quarter of 2014 due to an accrual of an uncertain tax position in the UK from prior years.

The Company reported a net income in the fourth quarter of 2014 of $645 thousand, or $0.03 per diluted share, compared to a loss of $253 thousand or $0.01 per share loss in the prior year quarter. For the full year 2014, our net income was $2.1 million or $0.09 per diluted share, compared to $477 thousand net income last year or $0.02 per diluted share.

EBITDA, adjusted for stock compensation expense and accrued severances was approximately $1.8 million in the quarter that ended December 31 2014 or 11- ½ % of revenue; compared to an adjusted EBITDA of $79 thousand in the same quarter of the prior year. For the full year 2014, adjusted EBITDA was $5.5 million or 11.1% of revenue; compared to $3.8 million or 6.8% of revenue in the prior year.

Balance Sheet as of December 31, 2014
We have strengthened our balance sheet this year with the improved performance of the business, renegotiating our credit agreement and a concerted effort to pay down debt. Cash and cash equivalents totaled $3.7 million at the end of December compared to $3.1 million at December 31 2013. Bank debt was $3.6 million in December compared to $6.1 million at the end of 2013. We are closing the gap in our long time net working capital deficit from $3.9 million at the end of 2013 to $1.2 million at the end of 2014, and we expect to turn it into a surplus within 2015.

Now, I’d like to turn the call back to Rich for closing remarks.

Richard Howe Comments: - Thanks Wally.

In summary, we had a terrific fourth quarter and full year in 2014. We enter 2015 as financially and operationally sound as we’ve ever been. But let me explain why Inuvo can compete so effectively in the digital advertising marketplace.

We have three integrated assets that together can yield strong growth and margins. We own our content. We do not have to license it or pay a fee for it and it can be re-used as many times as we can imagine. We own our technology and we do our own ad serving; it is programmatic, and targeted, yielding better click-throughs for ourselves and partners. We do our own marketing. This complicated, data-driven expertise is not outsourced and not easy to replicate at scale; our campaigns are developed and monitored in-house.

In closing, let me summarize our year:

1)
Both segments of the business had double-digit growth between Q1 and Q4, with the overall business growing 15% quarterly in 2014 from $10.1 in Q1 to $15.5 in Q4. Fourth quarter revenue was 36% higher then the previous year.

2)	The Company delivered $49.6 million of Revenue with a 59% Gross Margin and Earnings Per Share of 9 cents.

3)	The O/O segment grew 114% in 2014 with the Sites and Apps revenue growing 200% to almost $22 million in the year.

4)	Adjusted EBITDA margin was a healthy 11% at Year-End, with $3.7 million of Cash and a debt down by $2.5 million to $3.6 million and an unused bank availability of $3.1 million.

5)	And finally, Revenue from Mobile sources in the 2nd half of the year was steady at about 50% of total sales, up from 15% at the beginning of the year.

We are excited about 2015! Our 3-Year plan was to stabilize the business in 2013, to prove out the model in 2014 and to invest in growth for 2015. We are on track. Expect us to continue building out our digital publishing business and to maintain the course on a strategy to leverage these owned assets as a means to develop sophisticated ad-units that can be distributed to others.

With that, I’d like to turn the call over to the operator for questions.

Richard Howe Closing Comments: I would like to thank everyone who joined us on today’s call. We appreciate your continued interest in Inuvo and look forward to reporting progress over the coming quarters.